MANAGING DIRECTOR SERVICE AGREEMENT

between

Sensata Technologies Germany GmbH,
represented by the shareholders' meeting, this in return represented by
Mr Gerrit H. Ensing,
JohannstraBe 37,
40489 Dusseldorf, Germany

hereinafter referred to as the "Company"

and

Mr. Paul Chawla,
Sonnenacker 54,
40489 Dusseldorf, Germany

hereinafter also referred to as the "Managing Director"

Company and Managing Director hereinafter collectively referred to as the "Parties"

and individually as the "Party"
Preamble

Mr. Chawla has been appointed as Managing Director of the Company by resolution of the shareholders' meeting of the Company dated November 16, 2015 with effect from November 16, 2015. In order to establish the contractual rights and obligations of the Parties by cancelling any possible existing contractual agreements (especially the employment contract dated April 16, 2014), the Parties enter into the following Managing Director Service Agreement:

1.	Duties

1.1	Mr. Chawla is appointed as managing director of the Company. He also holds the function “Senior Vice President”.

1.2	In addition, Mr. Chawla also acts as statutory representative (managing director) of Sensata Technologies Holland BV.
He holds the function “Performance Sensing Automotive Manager” with Schrader Electronics Ltd.

1.3
The Managing Director shall perform his duties in accordance with the law, the Articles of Association of the Company, the Management Rules of the Company and the directions of the competent Company bodies, in particular any instructions given by the shareholders’ meeting, as well as in accordance with this Managing Director Service Agreement, but otherwise independently and on his own authority.

1.4
The Managing Director reports to the Executive Vice President, Performance Sensing and Chief Technology Officer of Sensata Technologies Inc. or such other person designated by the Company’s shareholders’ meeting.

1.5
The managing Director represents the Company in court and out of court. Vis-à-vis the employees he shall take up the rights and obligations as employer on behalf of the Company in the sense of the employment and social law regulations.

1.6
The Company may at any time appoint additional managing directors, remove managing directors from office, change both the power of attorney and the power of management of all or of individual managing directors, or reorganize the internal allocation of responsibilities among the managing directors.

The shareholders’ meeting is entitled to enact rules of procedure which may contain detailed regulations on the management and particularly consent requirements of the shareholders’ meeting and/or the other managing directors of the Company. The shareholders’ meeting is entitled to modify the rules of procedure from time to time.

1.7
The Managing Director shall without any additional remuneration also accept positions or offices in companies affiliated with the Company (sec. 15 of the German Stock Companies Act (Aktiengesetz, AktG)).

At present, the Managing Director also acts as statutory representative (managing director) of Sensata Technologies Holland BV and with Schrader Electronics Ltd. As “Performance Sensing Automotive Manager”.
The Managing Director also is a member of the Senior leadership team for Sensata Technologies Inc.

1.8
With a view to such positions and services, the regulations of this Managing Director Service Agreement shall apply analogously, unless agreed otherwise in writing. Moreover, the Managing Director shall comply with the provisions under the Articles of Association of the respective company as well as its rules of procedure in case such exist and any instructions given by the shareholders’ meeting or any other competent company body as set out in the Articles of Association of the Company.

1.9
Upon the Company’s request, the Managing Director shall also accept positions or offices in associations and professional or other organizations of which the Company or an affiliated company is a member. The Managing Director shall transfer to the Company any remuneration or allowances he receives from third parties in this respect. Upon the Company’s request, the Managing Director shall resign from any position or office accepted and/or he shall do his utmost to ensure that the persons nominated by the Company shall succeed him in the positions or offices.

1.10
The Company reserves the right to assign to the Managing Director at any time any equivalent area of work or responsibility within the board of managers in consideration of his abilities and qualifications.

2.	Business Actions Requiring Approval
The scope of potential actions and transactions that require approval will be defined by the shareholders’ assembly and can be extended, reduced, amended or entirely removed at any time.

3.	Scope and Place of Service

3.1
The Managing Director shall devote all his working capacity, knowledge and skills into the services of the Company as well as of company/companies mentioned in ciph. 1.7, respectively affiliated companies of the Company, if appropriate.

3.2	He shall be able to schedule his working hours subject to business requirements.

3.3	The Managing Director’s place of service is the seat of the Company in Dusseldorf.
If demanded by the Company’s interest, the Managing Director will fulfill his duties at other locations as well. The activity requires frequent business travels.

4.	Side and other Activities
The acceptance, for or without compensation, of any side activity or any honorary duty or office in supervisory or advisory boards or similar offices as well as the direct or indirect participation in other companies will require the prior written consent of the competent Company bodies. The consent shall be granted if the acceptance of an activity or office or the participation in other companies affects neither the Managing Director’s working capacity and time nor the Company’s legitimate interests. The consent may be revoked if the conditions for the granting of the consent are no longer fulfilled. When exercising the right of revocation, the Managing Director’s legitimate interests shall be taken into consideration. Shareholdings of less than 1% of the share capital of publicly traded companies held by the Managing Director do not require the Company’s consent.

5.	Remuneration

5.1	The Managing Director shall receive an annual fixed salary in the gross amount of EUR 244,444.44 payable in twelve (12) installments of EUR 20,370.37.

5.2
The fixed salary as stipulated in ciph. 5.1 hereinabove shall be annually - prior to the start of the new business year - reviewed and adjusted at the Company’s discretion by the shareholders’ meeting subject to the economic situation of the Company, the Managing Director’s performance as well as the regular depreciation of money.

5.3	The fixed salary as agreed in ciph. 5.1 also compensates for any activities of the Managing Director outside the usual working hours.

5.4
The Managing Director is entitled to participate in the Company’s Executive Bonus Plan, according to which the claim for the payment of a bonus depends on the Company’s and individual performance. It is intended to define a target bonus of 65% of the annual base gross salary stipulated in ciph. 5.1, vacation and Christmas allowance in ciph. 5.7 given a target achievement of 100%.

Further details are provided in the Executive Bonus Plan and will be determined by the annual goal setting, with metrics and pay out scale provided.

5.5
The Managing Director is eligible to participate in the Company’s Equity Incentive Plan, which will be specified by annual goal settings, with metrics and pay out scale provided. Details of the Company’s Equity Incentive Plan are outlined in the company policy “Long Term Incentive Compensation”.

5.6
The Company pays the employer’s social security contributions as far as the Managing Director is subject to the mandatory social security contributions. The Company grants the Managing Director - in case he agreed to a private health insurance - a contribution to the private health insurance in the amount of the employer’s contribution applicable in case of the statutory health insurance. The amount is limited to half of the total amount the Managing Director expends for the private health insurance. Moreover, the contribution shall be limited as applicable in accordance with the statutory health insurance and other employer’s contribution under the Social Security Code Vol. 5 (Funftes Sozialgesetzbuch).

5.7
In order to reward company loyalty (Betriebstreue) and as an incentive for future company loyalty, the Managing Director is entitled to vacation allowance amounting to 50% of his gross monthly fixed salary once a calendar year, which can be calculated based on ciph. 5.1., currently EUR 10,185.19 gross. The vacation allowance will be paid together with the June salary.

Based on the same reason, the Managing Director is entitled to Christmas allowance in the amount of one gross monthly salary once a calendar year, which can be calculated based on ciph. 5.1, currently EUR 20,370.37 gross. The Christmas allowance will be paid together with the November salary.
The entitlement for the vacation and Christmas allowance is conditional to an existing and not terminated Managing Director Service Agreement on December 31 of the relevant calendar year and the entitlement will not arise if a termination agreement is concluded.
The holiday or Christmas allowance will not be paid (neither entirely nor pro rata temporis) or has to be repaid if the Managing Director resigns on December 31 of the current calendar year or on an earlier date from the Managing Director Service Agreement, unless the Managing Director service ends due to reasons the Managing Director is not responsible for.

5.8	No fringe benefits or allowances shall be paid to the Managing Director other than expressly provided for under this Managing Director Service Agreement or granted upon express written promise by the Company.

5.9
Possible payments of bonuses, premiums, fringe benefits or any other allowances not provided expressly in this Managing Director Service Agreement shall be made voluntarily only. Even repeated payments of such benefits shall not confer any right or claim for continued payment thereof in future.

5.10
The Company reimburses the real expenses of the Managing Director for tuition of his children up to a total maximum of EUR 60,000.00 per school year for the school years 2016-2017, 2017-2018, and 2018-2019 in so far as these expenses can be proved by receipts and invoices.

6.	Mobile Phone/Laptop
The Company provides the Managing Director with a mobile phone as well as a laptop to be used for business and private purposes. Potential income tax in connection with the provision of the mobile phone and the laptop are to be borne by the Managing Director.

7.	Remuneration in the Event of Incapacity

7.1
In each case of unforeseen absence from the Company, the Managing Director shall inform the Company thereof without undue delay as well as of the reason and the probable duration of his absence. The Managing Director shall simultaneously draw the Company’s attention to any pressing tasks which need to be dealt with urgently.

7.2
Should inability to work due to sickness or accident last longer than three calendar days, the Managing Director shall submit a medical certificate regarding his inability to work and stating the probable duration of such condition by no later than the working day following the third calendar day. The Company is entitled to demand submission of the certificate of inability to work at an earlier date.

7.3
In the case of temporary incapacity of the Managing Director to provide services due to illness or any other reason beyond his control, the Company shall continue to pay the Managing Director the remuneration hereunder for six (6) weeks, provided that this Managing Director Service Agreement does not end earlier.

8.	Reimbursement of Expenses

The Company shall reimburse the Managing Director for all reasonable and properly evidenced and reported expenses incurred by him in the curse of performing his duties, especially traveling costs.

9.	Company Car

9.1
For business purposes, the Company shall make available to the Managing Director a Company car (Audi A7, 3.0TDII, gross monthly leasing rate EUR 1,239.11 or equivalent car class and leasing price, 40,000km/per year). The respective costs (tax, insurance, gas, service fees, etc.) shall be borne by the Company.

9.2	The Managing Director may use the company car for private purposes. He shall bear the taxes on the private use.

9.3
The Managing Director is obliged to take care of the company car and is responsible for the proper use of the company car. He is obliged to ensure that the company car is kept in an operational and roadworthy condition. Outstanding inspections are to be initiated immediately.

9.4
The supply of the company car to a third party within the scope of the right of private use is prohibited, This does not apply to the Managing Director’s wife and children living in the Managing Director’s home, provided they hold the relevant driver’s license.

9.5
The Company reserves the right to unilaterally revoke the right to use the company car for both business and private purposes at its reasonably exercised discretion for factual reasons with ten (10) days’ notice, at the earliest, however, upon expiry of the current month. Factual reasons are in particular:

i.	irrevocable release from the obligation to perform work, particularly after termination of the Managing Director’s Service Agreement,

ii.	inability to work due to illness for a period exceeding 6 weeks,

iii.	suspension of the Managing Director’s Service Relationship for other reasons,

iv.	suspension or withdrawal of the driving license or if a ban or driving a vehicle is imposed,

v.	if the Managing Director undertakes a new position within the Company for the exercise of which a company car is not required.

The right of revocation is only applicable in case the benefit in kind of the use of the company car does not exceed 25% of the Managing Director’s total remuneration. In case of the justified exercise of the right of revocation by the Company, the Managing Director shall not be entitled to raise compensation claims for damages or compensation for the loss of use.

In case the Company demands the return of the company car, the company car has to be returned to the Company’s seat in proper condition and with all relevant documentation and keys. A right of retention does not exist.

9.6
In case of termination of this Managing Director Service Agreement, the Managing Director shall return the company car at the Company’s seat at the termination date in proper condition and with all documents and keys. Any right of retention is excluded.

9.7	Apart from and notwithstanding afore regulations, the provisions under the Company’s company car policy 10026 shall apply.

10.	Company Pension

The Managing Director will be eligible to an operational pension scheme in its current version.

11.	Group Accident Insurance

The Company takes out an accident insurance for the Employee which covers occupational accidents and accidents during his free time with the following limit of liability:

Death:        EUR 150,000.00
Disability:    EUR 315,000.00

12.	Travel Insurance

The Company takes out a business travel insurance for the Managing Director which covers the risks during business trips.

13.	Vacation

13.1	The Managing Director is entitled to an annual vacation of 30 working days.

In case the Managing Director starts his services on the basis of this Managing Director Service Agreement within a calendar year or this Managing Director Service Agreement terminates within a calendar year, the Managing Director shall only be entitled to the annual vacation on a pro rata temporis basis for the respective calendar year.

13.2	He shall schedule this vacation after consultation with any co-managing directors or the competent Company bodies taking the interests of the Company into consideration.

13.3	Vacation not taken within three months after the end of ta calendar year shall be forfeited without any right of compensation unless otherwise agreed in writing.

14.	Secrecy

14.1
The Managing Director is obliged to maintain strict confidentiality with regard to all confidential matters, notably trade and business secrets of the Company and its associated companies in the sense of §18 Public Companies Act (Aktiengesetz, AktG) as well as any other commercial, financial or technical information relating to the business of the Company, of any associated company or of any contractual partner of the Company. He will not disclose these confidential matters to any third person by whatever way or medium. Furthermore, the

Managing Director will not utilize any confidential information for his own benefit or for the benefit of any third party. These obligations shall also apply after the end of the Employment Contract. These obligations shall not apply in respect of any information which he is required to disclose by law vis-à-vis specific persons/authorities.

14.2
All documents relating to the Company or its associated companies, notably all notes, specifications for quotations and/or contracts, drawings, minutes, reports, correspondence and similar documents (as well as all copies or other reproductions thereof, including in electronic form), and items (e.g. mobile phone, laptop, identity cards, etc.) and data carriers/data with which the Managing Director has been provided for work purposes must be handled with care. They may be used, copied or removed from Company premises other than for business purposes only with the Company’s prior written consent.

14.3
The Managing Director shall, without prior solicitation upon termination of the Managing Director Contract or in the event of an irrevocable release from the working activities, and upon request during the term of the Managing Director Service Agreement, return to the Company all documents, items and data carriers in his possession which are specified in ciph. 14.2. The same applies analogously to nonphysical information and materials such as computer programs or other data. The Managing Director is not permitted to retain backup copies.

14.4
The Managing Director acknowledges that the items, documents and data carriers/data specified in ciph. 14.2 and 14.3 are in the sole property of the Company or its associated companies. The Managing Director has no right of retention.

14.5
The Managing Director shall, without prior solicitation upon termination of the Managing Director Service Agreement or in the event of an irrevocable release from the working activities, and upon request during the term of the Management Director Service Agreement, inform the Company about all passwords, write protect codes and access codes or similar codes to all computers, laptops, mobile phones and other devices of the Company used by the Managing Director for business purposes. The Managing Director has no right of retention.

15.	Contractual Prohibition of Competition

The Managing Director shall not enter into competition with the Company and its affiliated companies for the duration of this Managing Director Service Agreement; in particular, he shall not accept a direct or indirect holding in a company which directly or indirectly competes with the Company nor shall he establish such a competing company or be involved with such establishment or be active for such a competing company in a self-employed manner, as a dependent Managing Director or in any other way (contractual non-compete obligation). Exceptions to this are small holdings (max. 3%) in limited liability companies which are listed on a stock exchange.

16.	Term and Termination of the Service Agreement and of the Office

16.1	This Managing Director Service Agreement shall become effective as of December 1, 2016 and is concluded for an unlimited term.

16.2	This Managing Director Service Agreement can be terminated by either Party by giving notice with a notice period of one (1) months with effect as of the end of any calendar month.

16.3	The termination of this Managing Director Service Agreement must be made in writing.

16.4
This Managing Director Service Agreement shall be terminated at the latest and automatically by the end of the month, in which the Managing Director will reach the statutory retirement age. If it is determined by decision of the pension insurance provider that the Managing Director is occupationally disabled or unfit for gainful services, the Managing Director’s service relationship shall end upon the expiration of the month in which the decision is delivered.

16.5
Upon termination of this Managing Director Service Agreement, regardless of the identity of the terminating Party, the Company shall be entitled to release the Managing Director from his duties with immediate effect revocable or irrevocable subject to continued payment of the fixed contractual remuneration.

16.6	The right to terminate without notice for good cause remains unaffected.

16.7	The Company may at any time remove the Managing Director form his office as Managing Director.

16.8
Upon removal from his Managing Director office, the Managing Director shall not be entitled nor, except for transitional activities, be required to render services or other activities for the Company. The other duties of the Parties, including loyalty obligations and the approval requirement with respect to side and other activities, remain unaffected.

17.	Severance Pay on Termination, Condition for Severance Pay

17.1
In the event of termination of the Managing Director Service Agreement at the request of the Company to which the Managing Director has not given any reason, he shall receive a severance payment (“Severance Payment”) provided that the following condition is fulfilled:

The Managing Director undertakes to enter into a settlement agreement with the Company that regulates the following in a form reasonably acceptable to the Company:

As the Managing Director also operates as “Performance Sensing Automotive Manager” of Schrader electronics Ltd, the Managing Director waives all and any claims under UK law that he may potentially have arising out of employment, engagement or assignment, or termination of employment, engagement or assignment, under this Managing Director Service Agreement dated January 26, 2017 or the Assignment Agreement dated January 26, 2017.

The severance payment to be paid to the Managing Director if above condition is fulfilled shall amount to one gross fixed annual salary in accordance with ciph. 5.1 of this Managing Director Service Agreement reduced by the remuneration for the months of the applicable notice period, increased by the average bonus pay of the last two years and the by Sensata paid school tuition of the current school year of his children with a maximum of 60,000.00 euro.

17.2
If and to the extend the Managing Director would be entitled to any (statutory) severance pay and/or compensation with regard to his activities as statutory representative (managing director) of Sensata Technologies Holland BV, this (statutory) severance pay and/or compensation will be deemed to be incorporated in the potential Severance Payment according to ciph. 17.1. The Severance Payment under ciph. 17.1 will not be increased by additional payments.

17.3	The Managing Director will not be entitled to the Severance Payment according to ciph.17.1 in case the Managing Director Service Agreement ends due to (early) retirement.

18.	Forfeiture of Claims, Statute of Limitations

18.1
All claims of the Parties arising under with the Managing Director Service Agreement shall be deemed forfeited unless they are asserted in accordance with §126 b BGB (e.g. letter, email, fax) vis-à-vis the other Party within three months after falling due. This shall not apply to liability for intent and liability based on criminal offense or tort.

18.2	The above also rules for all claims in connection with the Managing Director Service Agreement.

18.3
The regular limitation period for all claims by the Parties arising under or in connection with this employment shall be one year. The afore limitation period shall not apply to liability for intent and liability based on criminal offense or tort. The statutory regulations governing the expiry of the limitation period shall not be affected.

19.	Miscellaneous

19.1	This Managing Director Service Agreement constitutes the entire understanding between the Parties. There are no ancillary agreements.

19.2	Changes and/or amendments to this Managing Director Service Agreement including this provision require written form to be valid.

19.3	Claims under and in connection with this Managing Director Service Agreement may not be brought in summary proceedings (Urkundsprozess).

19.4
Should any provision of this Managing Director Service Agreement and/or of amendments thereof or supplements be or become invalid in whole or in part, this shall not affect the validity of the remaining provisions of this. In such case, the Parties are obliged to negotiate a valid and reasonable substituting regulation, which most closely approximates the intended economic result of the invalid provision. The same shall apply for any gap in this Managing Director Service Agreement.

19.5	Place of performance and place of jurisdiction shall be determined in line with statutory provisions.

19.6	This Managing Director Service Agreement shall be governed by German law.

19.7	The German version of this Managing Director Service Agreement shall prevail.

Executed this 26th day of January 2017

/s/	Gerrit H. Ensing
Gerrit H. Ensing
Representing Sensata Technologies Germany GmbH

Executed this 26th day of January 2017

/s/	Paul Chawla
Paul Chawla
Managing Director